As filed with the Securities and Exchange Commission on January 29, 2020

Registration No. 333-155273

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

The Wendy’s Company

(Exact name of registrant as specified in its charter)

Delaware	38-0471180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Dave Thomas Blvd., Dublin, Ohio	43017
(Address of Principal Executive Offices)	(Zip Code)

Triarc Companies, Inc. Amended and Restated 1997 Equity Participation Plan

Triarc Companies, Inc. Amended and Restated 1998 Equity Participation Plan

Triarc Companies, Inc. Amended and Restated 2002 Equity Participation Plan

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 203,328 shares of Class B Common Stock, Series 1

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 334,331 shares of Class B Common Stock, Series 1

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Michael I. Lippert relating to Options to Purchase 78,802 shares of Class B Common Stock, Series 1

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and J. David Pipes relating to Options to Purchase 157,605 shares of Class B Common Stock, Series 1

Wendy’s Weshare Stock Option Plan

Wendy’s 1990 Stock Option Plan

Wendy’s 2003 Stock Incentive Plan

Wendy’s 2007 Stock Incentive Plan

(Full title of the plan)

E.J. Wunsch, Esq.

Chief Legal Officer and Secretary

The Wendy’s Company

One Dave Thomas Blvd.

Dublin, Ohio 43017

(614) 764-3100

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Adam L. Miller, Esq.

Vorys, Sater, Seymour and Pease LLP

52 E. Gay Street

Columbus, Ohio 43215

(614) 464-6250

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

DEREGISTRATION OF CERTAIN SECURITIES

The Wendy’s Company (f/k/a Triarc Companies, Inc. and f/k/a Wendy/s/Arby’s Group, Inc.) (the “Company”) filed a registration statement on Form S-8, Registration Number 333-155273 (the “Form S-8 Registration Statement”), with the Securities and Exchange Commission on November 12, 2008 to register a total of 48,426,225 shares of Class A Common Stock, par value $0.10 per share, of the Company (the “Class A Common Stock”) and any additional number of shares of Class A Common Stock that may be offered or issued from stock splits, stock dividends or similar transactions. The shares of Class A Common Stock registered under the Form S-8 Registration Statement include: (a) 19,200 shares for issuance under the Triarc Companies, Inc. Amended and Restated 1997 Equity Participation Plan; (b) 360,886 shares for issuance under the Triarc Companies, Inc. Amended and Restated 1998 Equity Participation Plan; (c) 11,993,394 shares for issuance under the Triarc Companies, Inc. Amended and Restated 2002 Equity Participation Plan; (d) 203,328 shares for issuance under the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 203,328 shares of Class B Common Stock, Series 1; (e) 334,331 shares for issuance under the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 334,331 shares of Class B Common Stock, Series 1; (f) 78,802 shares for issuance under the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Michael I. Lippert relating to Options to Purchase 78,802 shares of Class B Common Stock, Series 1; (g) 157,605 shares for issuance under the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and J. David Pipes relating to Options to Purchase 157,605 shares of Class B Common Stock, Series 1; (h) 3,284,416 shares for issuance under the Wendy’s Weshare Stock Option Plan; (i) 880,407 shares for issuance under the Wendy’s 1990 Stock Option Plan; (j) 6,497,122 shares for issuance under the Wendy’s 2003 Stock Incentive Plan; and (k) 24,616,734 shares for issuance under the Wendy’s 2007 Stock Incentive Plan (the plans and agreements referenced in this paragraph are collectively referred to herein as the “Plans”).

The Plans have since terminated in accordance with their respective terms and no awards granted under the Plans remain outstanding. In accordance with the undertaking made by the Company in the Form S-8 Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement is being filed to remove from registration the shares of Class A Common Stock previously registered for offering or sale pursuant to the Plans that remain unsold and unissued, if any, and the Form S-8 Registration Statement is hereby amended to reflect the deregistration of such shares of Class A Common Stock and to terminate the effectiveness of the Form S-8 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on January 29, 2020.

THE WENDY’S COMPANY

By:	/s/ TODD A. PENEGOR
Name	Todd A. Penegor
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the following capacities on January 29, 2020.

Signature	Title

/s/ NELSON PELTZ Nelson Peltz	Chairman and Director

/s/ PETER W. MAY Peter W. May	Vice Chairman and Director

/s/ TODD A. PENEGOR Todd A. Penegor	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ KRISTIN A. DOLAN Kristin A. Dolan	Director

/s/ KENNETH W. GILBERT Kenneth W. Gilbert	Director

/s/ DENNIS M. KASS Dennis M. Kass	Director

/s/ JOSEPH A. LEVATO Joseph A. Levato	Director

/s/ MICHELLE J. MATHEWS-SPRADLIN Michelle J. Mathews-Spradlin	Director

/s/ MATTHEW H. PELTZ Matthew H. Peltz	Director

/s/ PETER H. ROTHSCHILD Peter H. Rothschild	Director

/s/ ARTHUR B. WINKLEBLACK Arthur K. Winkleblack	Director

/s/ GUNTHER PLOSCH Gunther Plosch	Chief Financial Officer (Principal Financial Officer)

/s/ LEIGH A. BURNSIDE Leigh A. Burnside	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)